Filed pursuant to Rule 433

Registration Nos.: 333-185503 and 333-185503-01

Free Writing Prospectus, dated March 13, 2013

American Express Issuance Trust II

Issuing Entity

SERIES 2013-1

$500,000,000* Class A Floating Rate Asset Backed Notes

  $22,222,000* Class B Floating Rate Asset Backed Notes

  $33,334,000* Class C Floating Rate Asset Backed Notes

American Express Receivables Financing Corporation VIII LLC

Depositor and Transferor

American Express Travel Related Services Company, Inc.

Sponsor and Servicer

The depositor and transferor has prepared a preliminary prospectus supplement dated March 13, 2013 and prospectus dated March 13, 2013 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

*	Subject to increase or decrease as further described in the preliminary prospectus supplement.

Ratings

The depositor and transferor expect that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch, Inc.	Standard & Poor’s Ratings Services
Class A notes	AAA sf	AAA sf
Class B notes	A+ sf	A sf
Class C notes	BBB sf	BBB sf

It is a condition to the issuance of the notes that each class of notes receive the ratings listed above, except that the minimum required rating by Fitch, Inc. of the Class B notes is A sf.

Underwriters of the Class A notes

Barclays	RBC Capital Markets

Lloyds Securities
Mischler
Mizuho Securities
nabSecurities, LLC
The Williams Capital Group, L.P.

Underwriters of the Class B notes and Class C notes**
Barclays	RBC Capital Markets

The depositor and transferor has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-185503) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor and the transferor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com.

**	All or a portion of the Class B notes or Class C notes may be purchased directly by an affiliate of the transferor. There will be no underwriting arrangement for any Class B notes or Class C notes purchased directly by that affiliate.